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                                                                    EXHIBIT 4.43




                 AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE

            This AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE (this "Amendment") is made as of the 1st day of August, 2002, between EpicEdge, Inc., a Texas corporation ("Maker"), and Edgewater Private Equity Fund III, L.P. ("Payee").

                                    PREAMBLE

            WHEREAS, Maker executed a Convertible Promissory Note on the 21st day of July, 2000 whereby it promised to pay to the order of Payee the sum of $3,750,000, plus interest thereon (the "Original Note"), a copy of which is attached as Exhibit A;

            WHEREAS, Maker and Payee entered into an Amendment to Convertible Promissory Note dated as of July 20, 2001 (collectively with the Original Note and this Amendment, the "Note"), a copy of which is attached hereto as Exhibit B; and

            WHEREAS, in order to maximize the purposes for which the Original Note was procured, Payee has agreed to extend the Maturity Date (as defined in the Original Note).

            NOW, THEREFORE, in consideration of ten and no/100 dollars ($10), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and/or supplement the Note as follows:

            1. The Maturity Date of the Note shall be amended from "August 1, 2002" to "April 16, 2003."

            Except as specifically set forth herein, all terms of the Note shall remain unmodified and in full force. Payee reserves all rights and remedies under the Note and the Loan Agreement (as defined in the Note). The Maker agrees to pay all costs and expenses incurred by the Payee including, but not limited to, the legal fees and costs of Payee's counsel in connection with this Amendment and any other equity or debt financing contemplated between Maker and Payee, whether incurred on, prior to or subsequent to the date hereof, immediately upon demand of the Payee.

             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. A facsimile copy of a signature page to this Amendment shall be deemed an original for all purposes.

                            [SIGNATURE PAGE FOLLOWS]



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            IN WITNESS WHEREOF, each of the parties hereto has executed this
Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


MAKER:
EPICEDGE, INC.


By:    /s/ Richard Carter
       -----------------------------------
Name:  Richard Carter
Title: President and Chief Executive
       Officer


PAYEE:

EDGEWATER PRIVATE EQUITY FUND III, L.P.

By:    Edgewater III Management, L.P.
Its:   General Partner

By:    Gordon Management, Inc.
Its:   General Partner


By:    /s/ Ryan Satterfield
       -----------------------------------
Name:  Ryan Satterfield
Title: Vice President